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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                         FRONT RANGE CAPITAL CORPORATION


         I, the undersigned natural person of the age of twenty-one years or more, acting as incorporator of a corporation under the Colorado Corporation Act, adopt the following Articles of Incorporation for such corporation:

         FIRST:     The name of the corporation is:
                    Front Range Capital Corporation

         SECOND:    The period of its duration is perpetual.

         THIRD: The purpose or purposes for which the corporation is organized are:

         1. To transact a general investment business, and to create, purchase or otherwise acquire, hold, pledge, mortgage, manage, supervise, sell or otherwise dispose of investments and businesses.

         2. To engage in, conduct, carry on and maintain for profit any lawful business.

         3. In general, to carry on any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and exercise all the powers conferred by the laws of Colorado upon corporations formed under the law hereinbefore referred to, and to do any or all of the things hereinbefore set forth, to the same extent as natural persons might or could do.

         FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue shall be 300,000,000 shares, of which 200,000,000 shares shall be shares of Common Stock, $.001 par value, and 100,000,000 shares shall be shares of Preferred Stock of a par value of $.001 per share. The consideration for the issuance of shares may be paid in whole or in part, in money and other property, tangible or intangible, or In labor or in services actually performed for the Corporation. When payment of the consideration for which shares are to be issued shall have been received, such shares shall be deemed to be fully paid and not liable for any further call or assessment.

         Each holder of record of the shares of Common Stock of the Corporation shall have one vote for each share of stock standing in his or her name on the books of the Corporation and entitled to vote.

         The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock, shall be as follows:

         1. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers and with such designations, preferences and relative participating, optional or other special rights, and qualifications,


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limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not expressed in these Articles of Incorporation or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

                  a. the designation of such series;

                  b. the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

                  c. whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

                  d. the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

                  e. whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

                  f. the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise; provided, however, that in no event shall any holder of any series of Preferred stock be entitled to more than one vote for each share of such Preferred Stock so held;

                  g. the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

                  h. the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of a voluntary dissolution than in the case of an involuntary dissolution.

         2. Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolution of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

         FIFTH:  Cumulative voting of shares of stock is not authorized.


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         SIXTH: Provisions limiting or denying to shareholders the preemptive right to acquire additional or treasury shares of the corporation are: No holder of stock of the corporation shall have any right, whether preferential, preemptive or otherwise, to subscribe for any issue of stock of any class of the corporation, whether or not now authorized, or for any issue of bonds, notes, obligations or other securities which the corporation may at any time issue, and whether or not the same would be convertible into stock of the corporation of any class.

         SEVENTH: The address of the initial registered office of the corporation and the name of its initial registered agent at such address are:

                           Rudolph D. Bianchi
                           1032 S. Boulder Road, Suite 104I
                           Louisville, Colorado 80027

         EIGHTH: The number of directors constituting the initial Board of Directors of the corporation is three (3) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

         Rudolph D. Bianchi
         128 S. Raintree Lane, Louisville, Co. 80027

         Charles J. Miller
         901 S. Main, Rocky Ford, Co. 81067

         H. Lee Sturgeon
         7034 Indian Peaks Trail, Boulder, Co. 80301

         NINTH: Each director and officer of the Corporation (and each officer or director of any other corporation and serving as such at the request of this Corporation because of this Corporation's interest in such other corporation) shall be indemnified by this Corporation against the costs and expenses reasonably incurred by him in connection with any action, suit or proceeding in which he may be involved by reason of his being or having been a director or officer of this Corporation or of such other corporation (whether or not he Is a director or officer at the time of incurring such costs and expenses), except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duty as such director or officer. In case of the settlement of any action, suit or proceeding in which any such director or officer of this Corporation or such other corporation was or is a party, or is threatened to be made a party, he shall be indemnified by this Corporation against the costs and expenses (including any amount paid in settlement to this Corporation or to such other corporation or otherwise) reasonably incurred by him in connection with such action, suit or proceeding (whether or not he is a director or officer at the time of incurring such costs and expenses), if, and only if, (a) this Corporation shall be advised by independent counsel that such director or officer is not liable for negligence or misconduct in the performance of his duty as such director or officer with respect to the matters covered by such action, suit or proceeding and the cost to this Corporation of indemnifying such director or officer (and all other directors and officers, if any, entitled to


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indemnification hereunder in such case) if such action, suit or proceeding were carried to a final adjudication in their favor would exceed the amount of costs and expenses to be reimbursed to such directors and officers as a result of such settlement, or (b) the holders of a majority of the shares of this Corporation held by disinterested shareholders shall, by vote at any annual or special meeting of shareholders, approve such settlement and the reimbursement to such director or officer of such costs and expenses. The phrase "disinterested shareholders" shall mean all holders of shares of this Corporation at the time outstanding other than (i) any shareholder of this Corporation who at the time is or may, as a director or officer, be seeking reimbursement pursuant to the foregoing provisions, (ii) any corporation or organization of which any such shareholder owns of record or beneficially 10% or more of any class of voting securities, (iii) any firm of which any such shareholder is a partner and (iv) any spouse, child, parent, brother or sister of any such shareholder. The foregoing rights of indemnification shall apply to the heirs, executors and administrators of any such director or officer of this Corporation or of any other such corporation and shall not be exclusive of other rights to which any director or officer (or the heirs, executors or administrators of any director or officer) may be entitled under any by-laws, agreement, vote of shareholders or as a matter of law or otherwise.

         TENTH:  The name and address of the incorporator is:

                  H. Lee Sturgeon
                  7034 Indian Peaks Trail, Boulder, Co. 80301

         Dated:  January 7, 1985
                 ----------------------------

                                             /s/ H. Lee Sturgeon
                                             -----------------------------------


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         I, the undersigned, a Notary Public, hereby certify that on the 7th day of January, 1985, personally appeared before me H. Lee Sturgeon, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

                                           /s/ Kisi Fells
                                           -------------------------------------
                                           Notary Public
                                           6014 So. Logan
                                           Littleton, Co. 80121



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